Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-196818 and 333-202240) and Form S-8 (No. 333-187459, 333-194250 and 333-202223) of Marin Software Incorporated of our report dated February 22, 2016 relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 22, 2016